Exhibit 10.6

EXCLUSIVE AGENCY AGREEMENT

THIS EXCLUSIVE AGENCY AGREEMENT (this “Agreement”), is dated as of June 1, 2018 (the “Effective Date”), by and between Covia Holdings Corporation, a Delaware corporation (“Agent”) and SCR-Sibelco NV, a Belgian public company (“Producer”).

WHEREAS, Producer seeks to have Agent serve as its exclusive agent to promote, market and solicit orders for Producer’s Products from customers in the Industries and within the Trading Areas, each as defined below, under the terms and conditions set forth herein; and

WHEREAS, Agent seeks to promote, market and solicit orders for the sale of the Products to customers in the Industries within the Trading Areas, and in accordance with the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto the parties agree as follows:

1. Appointment of Sales Agent.

(a) Subject to the provisions of this Agreement, Producer hereby appoints Agent and Agent hereby accepts appointment as the Producer’s exclusive sales agent for the Producer materials listed on the attached Exhibit A (“Products”) for the Industries listed on attached Exhibit B (each, an “Industry”) within the geographical area listed on attached Exhibit C (the “Trading Area”), and Agent hereby accepts such appointment. Agent shall have the right to solicit orders for Products only from persons and entities in the Industries and having their places of business within the Trading Area. Agent shall be the exclusive agent for the Producer for sale of Products in the Trading Area for the term of this Agreement; provided that, if Producer (i) reasonably determines that it has excess inventory of feldspar or mica, (ii) provides Agent with written notice reasonably describing such excess inventory (including the amount thereof), and (iii) permits Agent the first right to solicit orders for such excess inventory for a period of ten (10) days following receipt of such notice, then following expiration of such ten (10)-day period, Producer may directly sell such excess inventory that is not otherwise covered by an order obtained by Agent to the Industry in the Trading Area on a non-exclusive basis. Except as otherwise specifically provided herein to the contrary, any sale of Products in the Industries in the Trading Area (including any feldspar or mica sold by Producer pursuant to the foregoing exception) shall be credited as sales made by Agent and Agent shall be entitled to the commission provided herein. The provisions of this Agreement constitute the entire agreement and understanding between the parties on the subject matter of this Agreement, and except as specifically set forth herein, there are no additional agreements, understandings, representations, covenants, warranties or guaranties, written or oral, between the parties, relating to the subject matter of the Agreement. Prior arrangements, agreements and understandings, if any, are superseded by this Agreement. Agent may perform its responsibilities under this Agreement through its subsidiaries. Further, Agent may appoint any third party to act as a sub-agent, upon obtaining Producer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) The relationship of the parties created pursuant to this Agreement is, and is intended to be, that of independent contractors. Agent will not by any action represent itself as having the authority to assume or create any obligation or liability on behalf of Producer.

2. Agent Responsibilities. The Agent shall:

(a) Diligently sample (by passing to Producer sample requests of existing and potential customers in the Trading Area), advertise and promote the sale of the Products to the Industry in the Trading Area to fulfill the Products sales objectives mutually established by the parties from time to time;

(b) Maintain a bona fide sales department adequately staffed, trained and equipped to enable Agent to serve the Industry in the Trading Area adequately and properly, to give customers technical sales assistance, address and resolve customer complaints and to fulfill its other obligations under this Agreement;

(c) Prepare and submit to the Producer call reports regarding visits to existing and potential customers in the Trading Area, all in such form and at such times as Producer may from time to time reasonably request;

(d) Maintain adequate supply of all current literature (including product data sheets, safety data sheets (“SDS”), brochures, etc.) relating to the Products and to provide customers and prospective customers with copies of the same at the time of Product inquiry or order solicitation, acceptance or thereafter, and, in particular, maintain and provide all customers of Products with appropriate safety related literature and SDS in full compliance with all applicable regulatory requirements including, as applicable, the OSHA Hazard Communication Standard;

(e) Participate in trade shows and exhibitions in the Trading Area where, in Agent’s reasonable business judgment, such participation will promote the Products;

(f) Not make any representation or warranty with respect to any Products, other than as expressly provided by Producer;

(g) Conduct its business in a professional and ethical manner, and in compliance with all applicable laws including, without limitation, those pertaining to taxes and the prohibition of corruption, bribery and the offering of inducements to public or semi-public officials, including the United States Foreign Corrupt Practices Act;

(h) Not promote, market or solicit orders for any Products outside the Trading Area, or inside the Trading Area for use outside the Industries, in each case where Agent is not authorized to sell such Products, without Producer’s prior written consent, which consent may be withheld in Producer’s absolute discretion; and,

(i) Sell, advertise and promote the Products only to customers in the Industry within the Trading Area and promptly refer all orders for Products from outside the Trading Area, and any orders for Products from inside the Trading Area for use outside the Industry, in each case where Agent is not authorized to sell such Products, to Producer or its nominee.

3. Producer’s Responsibilities.

(a) Provided Agent is not in breach of any of its obligations under this Agreement, Producer shall: (i) supply Agent without charge with reasonable quantities of its regular promotional materials relating to the Products, including safety and technical data sheets, bulletins and such other data as Producer may from time to time have for promotional purposes; (ii) provide Agent with reasonable technical assistance; (iii) provide Agent with reasonable assistance to address and resolve customer complaints; (iv) fulfill sample requests of existing and potential customers in the Trading Area; and, (v) prepare and maintain, and submit to the Agent on a monthly basis, all documentation and reports reasonably required from time to time to be prepared, maintained or submitted, including but not limited to, the following: customer, sales, freight and inventory data regarding the Products, pricing and volume data, and call reports regarding visits to existing and potential customers in the Trading Area, all in such form and at such times as Agent may from time to time reasonably request.

(b) Producer shall conduct its business in a professional and ethical manner, and in compliance with all applicable laws including, without limitation, those pertaining to taxes and the prohibition of corruption, bribery and the offering of inducements to public or semi-public officials, including the United States Foreign Corrupt Practices Act.

4. Quotations, Orders and Payment by Industry Customers.

(a) Agent will make quotations in respect to the sales of the Products only in accordance with the Producer’s then current policies and procedures, on prices agreed between the parties in advance and on the Producer’s terms and conditions of sale, including the terms of payment specified by the Producer. The Agent will assist the Producer in obtaining the appropriate documentation needed for Industry customers (for example, credit reports, sales tax exemptions, etc.).

(b) Orders for sales generated by Agent may be submitted to the Producer either by the Agent or the Industry customer. If Agent receives any order for Products, it will promptly forward it to the Producer. The Producer will establish and promulgate the criteria for sales orders to be generated by Agent and Agent will use its commercially reasonable efforts to secure sales orders that meet the Producer’s criteria. The Producer will have the right at any time to reject any order in whole or in part for good cause. Good cause shall include the following: (i) the sales order fails to meet the Producer’s criteria, (ii) the Industry customer fails to meet the Producer’s credit criteria, (iii) lack of Product availability due to no fault of the Producer, or (iv) poor payment history by the Industry customer.

(c) The Producer will bill the Industry customer for the purchased Products. Agent will not bill Industry customers for the Products unless expressly requested to do so by the Producer in writing. Payments against purchase orders are to be made directly to the Producer, without intervention by Agent unless expressly requested in writing by the Producer in each instance. If Agent receives any payment from an Industry customer, Agent will immediately forward the entire amount of such payment to the Producer.

(d) Producer will have the right, in its sole discretion, to issue credits, make discounts and allowances, and/or accept returns of the Products.

5. Commissions.

(a) The Producer shall pay to the Agent, as compensation for its services during the Term, a commission of five percent (5%) of Net Sales of Products generated by Agent to the Industries in the Trading Area for which payment is received by Producer from any Industry customer. Payment of commission shall be made by the Producer to Agent on or before 45 days following the calendar quarter of receipt by Producer of payment for Products from its Industry customers. At the time of payment of commission, the Producer shall furnish the Agent with an itemized statement setting forth the computation of commissions. For purposes of this Agreement, Net Sales means gross sales of Products by Agent in the Trading Area less: (i) transportation costs; (ii) replacement costs; (iii) rebates; (iv) warehouse, terminal and handling costs and (v) import and export fees.

(b) In the event of termination of this Agreement for any reason, the Producer shall be obligated to pay commissions only with respect to purchase orders for Products procured from Industry customers in the Trading Area prior to termination of this Agreement and subsequently accepted by the Producer and for which Producer has received payment from the applicable Industry customer. Any adjustments which may be required pursuant to Section 5(c) hereof shall be made notwithstanding any termination of this Agreement.

(c) Notwithstanding anything to the contrary set forth above, there shall be deducted from any commissions due the Agent an amount equal to: (i) commissions previously paid or credited to the Agent for sales of Products which are thereafter returned by the Industry customer; and (ii) the applicable portion of commissions previously paid or credited to the Agent for sales of Products as to which any allowance or adjustment is credited to the Industry customer for any reason.

(d) The Agent and the Producer will agree on an acceptable quarterly expense level for the Agent. The Producer will pay the agreed upon amount to the Agent in advance at the beginning of each calendar quarter following receipt of a proper invoice. Any additional expenditures or extraordinary expenses must be approved in advance by the Producer in order to be reimbursed.

6. Trademarks.

(a) The Agent shall not use or register any trademark used by or registered in the name of Producer, or any affiliate of Producer, (“Producer Trademarks”), or any word or trademark that is similar in sight, sound or meaning, or otherwise likely to be confused therewith, in any manner except as permitted by Producer in connection with the promotion, advertising, and sale of each of the Products. Agent shall observe all applicable quality standards specified by Producer as to the manner of use of the Producer Trademarks applicable to each of the Products being distributed by Agent in the packaging, labeling, promoting, advertising and/or selling of such Products by Agent. On Producer’s request, all packaging, labels, promotional and advertising materials created by Agent and containing any Producer Trademark, as well as the promotion of any of the Products with the applicable Producer Trademark by Agent at any trade show, shall be subject to review and approval by Producer. Upon termination of this Agreement, Agent shall cease immediately all use of the Producer Trademarks, and shall remove them or cause them to be removed from all signs, advertisements, letterheads, bill heads, forms, listings and any other things on which they may be used by the Agent, and shall discontinue all representations from which it might be inferred that Agent is an authorized Agent of any of the Products of Producer. The Agent acknowledges Producer’s exclusive ownership of Producer Trademarks and acquires no right, title or interest in or to the Producer Trademarks hereunder.

(b) Producer hereby grants to the Agent for the Term, and subject to the terms and conditions herein, a non-exclusive, non-transferable, revocable right to use the Producer Trademarks in connection with the marketing and promotion of the Products in the Trading Area in accordance with the terms and conditions of this Agreement and any guidelines issued by Producer from time to time. During the Term, Agent shall have the right to indicate to the public that it is an authorized Agent of the Products.

7. Product Changes. Producer reserves the right from time to time, in its absolute discretion, without incurring any liability to the Agent with respect to any purchase order previously placed or inventory held by Agent, or otherwise, to discontinue or to limit its production or alter the specifications of any Product or Product line, to terminate or limit deliveries of any Product or Product line, the production of which is so discontinued, limited or altered, and to add new and additional products or product lines; provided, that, any new products or product lines shall first be offered to Agent for exclusive agency rights in the Industry in the Trading Area pursuant to the terms and conditions set forth herein.

8. Term; Termination

(a) This Agreement shall commence on the Effective Date and shall, unless earlier terminated pursuant to subsections (b) through (e) hereof, continue for a term of twenty (20) years following the Effective Date (“Term”).

(b) Producer may terminate this Agreement, effective upon written notice to Agent, if Agent’s annual volume of orders generated of Products by Industry or Trading Area fall below the Applicable Minimum for two consecutive calendar years during the Term; provided however that if Producer has made available Product volumes less than 2016 levels in such year(s), Producer may only terminate if Agent failed to generate orders for at least 80% of the Product supply made available by Producer to Agent in such year(s). For the purposes of this Agreement, “Applicable Minimum” means the amount set forth on Exhibit B with respect to each Industry or on Exhibit C with respect to each Trading Area, as the context requires.

(c) Agent may terminate this Agreement, effective upon written notice to Producer, if Producer fails to make any payment called for under this Agreement by the date falling ten (10) days after the due date, and such failure has continued for twenty (20) or more days after Producer receives written notice from Agent specifying the failure to pay by such date.

(d) Producer may terminate this Agreement, effective upon written notice to Agent, if Agent: (i) breaches any of its obligations or restrictions in Section 2(g), 2(i), 2(h) or 6; or (ii) for any reason, suffers the loss of any license or permit required by law that is necessary for Agent to carry out any of its obligations under this Agreement, and such loss has continued for thirty (30) or more days.

(e) Either party may terminate this Agreement, effective upon written notice to the other party (i) if such other party fails to observe or perform any of its obligations in this Agreement (other than those obligations addressed in Section 8(b) or 8(c)), and such failure has continued for thirty (30) or more days after such party receives written notice from the other party specifying the nature of the alleged breach; (ii) if such other party voluntarily commences any proceeding or files a petition seeking liquidation, reorganization or other relief under any bankruptcy, receivership or similar law; or (iii) if an involuntary proceeding is commenced or petition is filed against such other party seeking liquidation, reorganization or other relief in respect of such party under any bankruptcy, receivership or similar law, and such proceeding or petition is not dismissed within sixty (60) days after first initiated.

(f) This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any party upon Agent, directly or indirectly, ceasing to own more than 50% of the issued and outstanding shares of common stock of Producer.

(g) Notwithstanding anything to the contrary in this Agreement, if a termination is based on Section 8(b), 8(c) or 8(d) and the circumstance giving rise to such termination is attributable to only a particular Industry or jurisdiction of the Trading Area, then the termination may only apply to such particular Industry or jurisdiction. If this Agreement is only terminated in part, it will continue in full force and effect with respect to the remaining Industry(ies) and jurisdictions of the Trading Area.

9. Rights on Termination. Upon termination of this Agreement, the Agent shall cease all marketing and promotion of, and the solicitation of purchase orders for, the Products and promptly return to the Producer all promotional literature, data sheets, sales aids and other similar materials or effects which the Producer may have furnished to the Agent in connection with its activities hereunder. Upon any termination of this Agreement, the Producer shall not be liable to the Agent for loss of future commissions, goodwill, investments, advertising or promotional costs or like expenses. Neither Producer nor the Agent shall, by reason of the termination or non-renewal of the Agent’s agency, be liable to the other for any indemnification, compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Producer or the Agent, or otherwise. Irrespective of whether such obligations or liabilities may be contemplated in the laws of the Trading Area or elsewhere, both parties hereby waive any rights (if any) each may have to such indemnification, compensation, reimbursement and damages in the event of the termination or nonrenewal of the Agent’s agency.

10. Indemnification.

(a) Subject to Section 11, Agent will indemnify, defend and hold Producer harmless from and against any and all claims and demands in each case made by third parties and all resulting liabilities, obligations, costs, losses and expenses, including court or arbitration costs and reasonable attorneys’ and experts’ fees, that Producer may suffer to the extent resulting from or arising out of: (i) any breach by Agent (or any sub-agent) of any of its obligations or any of its representations or warranties contained in this Agreement; (ii) any unauthorized act of Agent, its sub-agent, or any of their agents or employees; (iii) the negligent acts or omissions or willful misconduct of Agent or its sub-agents; or (iv) the relationship between Agent and any of its sub-agents (even if approved in accordance with Section 1(a)), or the termination thereof. At Producer’s election, in its sole discretion, Agent will take reasonable steps to defend Producer with respect to any claim by a third party that is subject to the foregoing indemnity obligation in any action, suit or other proceeding and select counsel that is reasonably satisfactory to Producer, and Producer may participate in (at Producer’s expense) all aspects of, any such proceeding, including any settlement thereof (subject to Section 10(b)). Where Producer elects to defend the claim, Agent may participate (at its expense) in all aspects of any proceeding, including any settlement of the claim (subject to Section 10(b)).

(b) The indemnified party will provide prompt written notice of a claim to the indemnifying party; provided that the failure of any indemnified party to give notice will not relieve the indemnifying party of its obligations under this Section 10, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. The indemnifying party agrees to timely reimburse the indemnified party for expenses incurred in connection with a claim for which the indemnified party is entitled to indemnification under this Section 10. The party that has assumed the defense of any claim pursuant to Section 10(a) may not settle the claim without the written consent of the other party unless (i) the terms of such settlement do not impose any obligations or restrictions on the indemnified party, (ii) the full amount of any monetary settlement is paid by the indemnifying party, and (iii) the indemnified party receives as part of such settlement a legal, binding and enforceable unconditional release providing that such third party claim and any claimed liability of the indemnified party with respect to the third party claim is fully satisfied by reason of such settlement and that the indemnified party is being released from any and all obligations and liabilities it may have with respect to the third party claim.

11. Limitations on Liability. Neither Producer nor the Agent shall, by reason of the termination or non-renewal of the Agent’s agency be liable to the other for any indemnification, compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Producer or the Agent, or otherwise. Irrespective of whether such obligations or liabilities may be contemplated in the laws of the Trading Area or elsewhere, both parties hereby waive any rights (if any) each may have to such indemnification, compensation, reimbursement and damages in the event of the termination or non-renewal of the Agent’s agency. Neither party shall be liable to the other party for any special, incidental, consequential, indirect or punitive damages (including loss of (anticipated) profits) arising in any way out of this Agreement, however caused and on any theory of liability, except with respect to claims based on intentional fraud or intentional misconduct. For the avoidance of doubt, if any of the foregoing damages are awarded to a third party and a party has a right to bring a claim against the other party under this Agreement in respect of such third party claim, such damages will be considered direct damages.

12. Notice. Except for purchase orders and invoices, which may be sent by e-mail or such other written means as the parties may agree from time to time, all notices to be given hereunder shall be deemed sufficient if in writing and sent to the addresses set forth below, or to such other addresses as may be subsequently designated by the parties in the manner provided herein, by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service:

To Producer:	To Agent:
SCR- Sibelco NV	Covia Holdings Corporation
Plantin en Moretuslei 1a, 2018 Antwerp	258 Elm Street,
Belgium	New Canaan, CT 06840
Attention: Laurence Boens, Group Legal	United States of America
Counsel	Attention: General Counsel

13. Excusable Non-Performance. A party shall not be liable for failure to perform any part of this Agreement, except for the payment of money (which obligation is not affected by this Section 13), to the extent and duration that such failure to perform is on account of Acts of God or any government, fire, strike, labor dispute, accident, war, insurrection, embargoes, delays of carriers or suppliers, or for any other causes beyond such party’s reasonable control or without its fault (“Force Majeure”). In the case of any delay or failure that either party anticipates will cause an excusable delay hereunder, such party will, within ten (10) days of becoming aware of such delay or failure, give the other party written notice thereof, including a description of the steps (if any) such party is taking to alleviate the underlying issue.

14. General.

(a) This Agreement, including the attached Exhibits, which are incorporated herein, contains the entire agreement and understanding between Producer and Agent with respect to the Agent’s agency and supersedes and replaces all prior agreements and understandings, oral or written, with respect to the same. Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended or modified except by a written instrument signed by both Producer and Agent. It is recognized that Agent may from time to time issue transactional forms or documents, and that any terms and conditions contained on such forms and documents shall be of no force and effect, and shall not constitute a modification or amendment of this Agreement absent Producer’s specific, written agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives and permitted successors and assigns. The rights and obligations of Agent hereunder may not be assigned, delegated, or transferred without the prior written consent of Producer, and any attempted assignment, delegation or transfer in violation of this provision shall be void and automatically terminate this Agreement.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, not including the 1980 United Nations Convention for the International Sale of Goods and notwithstanding the principles, if any, that would otherwise govern the choice of applicable law. Each party agrees that any and all litigation it may initiate arising out of the interpretation, enforcement or breach of any provision of this Agreement shall be brought in the State of New York in any court having competent subject matter jurisdiction over such dispute. Additionally, each party hereby submits itself to the jurisdiction of any court in the State of New York having competent subject matter jurisdiction.

(d) The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver of either party of any breach of this Agreement, shall not prevent a subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e) The section headings used in this Agreement are for reference purposes only, and shall not affect the interpretation of this Agreement.

(f) The terms of Sections 6, 9, 10, 11, 12, 13, 15 and this Section 14 (each to the extent applicable after the Term) will survive the expiration or termination of this Agreement for any reason.

15. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRODUCER		AGENT

SCR-Sibelco NV		Covia Holdings Corporation

By:	/s/ Kurt Decat	By:	/s/ Campbell Jones
Name: Kurt Decat Its: Member of Executive Committee		Name: Campbell Jones Its: Executive Vice President and Chief Operating Officer

SCR-Sibelco NV

By:	/s/ Laurence Boens
Name: Laurence Boens
Its: Member of Executive Committee

Signature Page to Agency Agreement (Covia as Agent)

EXHIBIT A

Products

Product Name		Industry	Producer Location

Silica Flour		Display Glass	Da-Chia

Composite Flour	Silica	Foundry	Nilsia

Caustic Magnesia	Calcined	Feed Amendments	Australia

Sodium Chips	Feldspar	Tiles and Engobes	Turkey

Rutile		Welding: Electronics	Australia

Feldspar and Mica		All industries using Feldspar and Mica	Spruce Pine, NC, USA (supply subject to availability)

EXHIBIT B

Industries

Industry	Applicable Minimum
Display Glass	2,600 metric tons

Foundry	700 metric tons

Feed Amendments	22,000 metric tons

Tiles and Engobes	38,000 metric tons

Welding: Electronics	4,000 metric tons

All industries using Feldspar and Mica	no minimum (supply subject to availability)

EXHIBIT C

Trading Area

Jurisdiction	Applicable Minimum
North America, Mexico	65,300 metric tons